                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                          VESTCOM INTERNATIONAL, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              [Vestcom Letterhead]


May 12, 2000


Dear Fellow Shareholder:

         Attached to this letter is the Notice of Annual Meeting of Shareholders of Vestcom International, Inc. and the Company's Proxy Statement describing the formal business to be transacted at the 2000 Annual Meeting.

         Soon you may receive a separate proxy solicitation from TimeTrust, Inc. ("TimeTrust"). If TimeTrust commences a solicitation, we understand that they will propose a slate of directors and several amendments to the Company's by-laws. All of these proposals are designed to gain control of your Company by replacing five of the current members of your Board with TimeTrust's nominees. We further understand that if TimeTrust commences a proxy solicitation, its proposals will be virtually identical to the proposals for which TimeTrust, Harish K. Chopra and R-Squared Limited (collectively, the "Dissidents") sought approval in their recent consent solicitation. As you know, the Dissidents withdrew that consent solicitation four days prior to the scheduled tabulation date. We believe this was because they realized that they did not have sufficient support for their proposals.

         As you know, your current Board of Directors and management are committed to enhancing shareholder value for all shareholders. We have developed and executed a strategic plan to improve the Company's profitability which yielded positive financial results in the fourth quarter of 1999 and the first quarter of 2000. We are continuing to evaluate the strategic alternatives available to Vestcom in order to enhance value for all of our shareholders. CIBC World Markets is continuing to advise your Board in this evaluation.

         While your current Board and management have put the Company on the right track, TimeTrust and Mr. Chopra still have not communicated any specific business plan to shareholders. In addition, TimeTrust's proposed nominees for director, including Mr. Chopra, do not have the industry experience or expertise required to run a company such as Vestcom.

         Accordingly, we strongly urge you to vote FOR the Board of Directors' nominees for election to the Board and to vote AGAINST any by-law amendment proposals which may be presented at the Annual Meeting by TimeTrust or Mr. Chopra.

         In order to elect your Board's nominees for director and reject TimeTrust's proposals, the Board unanimously recommends that you sign, date, and mail the enclosed WHITE proxy card today. Please do not return any proxy card you may receive from TimeTrust or Mr. Chopra.

         If you have already signed and returned a proxy card sent to you by TimeTrust, you may revoke it by simply returning the enclosed WHITE proxy card, with a later date, in the enclose envelope.

         Thank you for your continued interest and support.

                                                    Very truly yours,


                                                    Joel Cartun
                                                    Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF

                           VESTCOM INTERNATIONAL, INC.


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vestcom International, Inc. (the "Company" or "Vestcom") will be held at the Radisson Hotel & Suites Fairfield, 690 Route 46 East, Fairfield, New Jersey 07004, on Wednesday, June 14, 2000, at 9:00 a.m., to consider and act upon the following:

         1. The election of seven directors to serve for a period of one year and thereafter until their successors shall have been duly elected and shall have qualified. The Board of Directors recommends a vote FOR the election of the nominees proposed for election by the Board, and AGAINST the election of any nominees for director proposed by TimeTrust.

         2. A proposal by TimeTrust to amend the Company's by-laws to set the number of directors at seven, if it is properly presented at the Annual Meeting by its proponent. The Board of Directors recommends a vote AGAINST this proposal.

         3. A proposal by TimeTrust to amend the Company's by-laws to permit shareholders to fill vacancies on Vestcom's Board, if it is properly presented at the Annual Meeting by its proponent. The Board of Directors recommends a vote AGAINST this proposal.

         4. A proposal by TimeTrust to repeal any amendments to the Company's by-laws adopted by Vestcom's current Board after December 16, 1999, and prior to this Annual Meeting, if it is properly presented at the Annual Meeting by its proponent. The Board of Directors recommends a vote AGAINST this proposal.

         5. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 26, 2000 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

                                    By Order of the Board of Directors



                                    Sheryl Bernstein Cilenti
                                    Secretary
West Caldwell, New Jersey
May 12, 2000


         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

         YOUR BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY TIMETRUST. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY TIMETRUST, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

                           Vestcom international, INC.

                                5 Henderson Drive

                         West Caldwell, New Jersey 07006


                            -------------------------
                                 PROXY STATEMENT
                            -------------------------

                         Annual Meeting of Shareholders
                                  June 14, 2000

                                  INTRODUCTION

         This proxy statement is being furnished to shareholders of Vestcom International, Inc. (the "Company" or "Vestcom") on or about May 15, 2000, in connection with a solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, June 14, 2000, at the Radisson Hotel & Suites Fairfield, 690 Route 46 East, Fairfield, New Jersey 07004. At the meeting, the Board of Directors will propose that the Company's shareholders (1) elect seven nominees to the Board of Directors of the Company to serve until the 2001 annual meeting of shareholders and until their successors are elected and qualified and (2) vote against three shareholder proposals relating to amendments to the Company's by-laws, if these proposals are properly brought before the Annual Meeting.

         By letter dated February 24, 2000, TimeTrust, Inc. notified Vestcom that in connection with the Company's 2000 Annual Meeting, it intended to nominate its own slate of directors and propose several amendments to the Company's by-laws.

         During the first quarter of 2000, Harish K. Chopra, TimeTrust, Inc. and R-Squared Limited (together referred to as the "Dissidents") commenced a consent solicitation of Vestcom's shareholders in which they sought to remove five of the current members of your Board, without cause, and replace them with their own hand-picked nominees. The Dissidents also solicited consents for several amendments to the Company's by-laws.

         Your current Board and management vigorously opposed the Dissidents' consent solicitation as not in the best interests of all of Vestcom's shareholders. The date for tabulating the Dissidents' consents was scheduled for April 7, 2000. By letter dated April 3, 2000, TimeTrust informed Vestcom's shareholders that the Dissidents had decided to withdraw their consent solicitation for the time being. That letter further provided that if, prior to the 2000 Annual Meeting, the Board failed to present a "financially advantageous transaction to the shareholders", TimeTrust and Mr. Chopra intended to "again solicit your consents or to solicit your proxies either at a special shareholders' meeting or at Vestcom's Annual Meeting to change Vestcom's management."

         Your Board refuses to be pressured by TimeTrust's or Mr. Chopra's tactics into taking any action that would not be in the best interests of all of the Company's shareholders. Your current Board and management are continuing to implement a strategic plan to improve the Company's profitability, which yielded positive results in the fourth quarter of 1999 and the first quarter of 2000. We are continuing to evaluate the strategic alternatives available to Vestcom in order to enhance value for all of the Company's shareholders. CIBC World Markets is continuing to advise the Board in this evaluation.

         As of the date of this proxy statement, the Company is not certain as to whether TimeTrust will solicit proxies or present any proposals at the Annual Meeting. For the purposes of this proxy statement, however, we have assumed that TimeTrust will present its slate of directors and by-law amendment proposals at the Annual Meeting. These proposals are described in this proxy statement.

         The Board of Directors is soliciting votes FOR the Company's slate of nominees for election to the Board of Directors. The Board is also soliciting votes AGAINST three separate proposals by TimeTrust to (1) amend the Company's by-laws to set the number of directors at seven, (b) amend the Company's by-laws to permit shareholders to fill vacancies on Vestcom's Board and (3) repeal any by-law amendments adopted by Vestcom's current Board after December 16, 1999 (collectively, the "By-law Amendment Proposals").

         A WHITE proxy card is enclosed for your use. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States.

             If you have any questions or need further assistance in
                        voting your shares, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                               New York, NY 10004

                         Call Toll Free: (800) 223-2064
                               Fax: (212) 440-9009

THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY TIMETRUST. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY CARD IN THE ENCLOSED ENVELOPE.

REMEMBER, IT WILL NOT HELP YOUR BOARD OF DIRECTORS TO RETURN ANY PROXY CARD SENT TO YOU BY TIMETRUST BY VOTING TO "ABSTAIN." WE URGE YOU NOT TO RETURN ANY CARD SENT TO YOU BY TIMETRUST. THE ONLY WAY TO SUPPORT YOUR BOARD OF DIRECTORS' NOMINEES IS TO VOTE "FOR" THOSE NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, ONLY YOUR BANK OR BROKER OR OTHER NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

Stockholders Entitled to Vote

         Only holders of record of the Company's common stock, no par value (the "Common Stock"), at the close of business on April 26, 2000 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 9,056,806 shares of Common Stock outstanding and entitled to vote at the Annual Meeting (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of Vestcom's Common Stock). Each such share is entitled to one vote.


Voting; Revocation of Proxy; Quorum and Vote Required

         A form of proxy is enclosed for use at the Annual Meeting if a stockholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Meeting or by submitting a duly executed, later-dated proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted FOR the Board's nominees for election to the Board of Directors and AGAINST each of the By-law Amendment Proposals.

         A majority of the shares outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Assuming that a quorum is present, the election of directors will be effected by a plurality vote and the approval of each of the By-law Amendment Proposals will require the affirmative vote of a majority of the votes cast with respect to such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.


Costs and Method of Solicitation

         Solicitation of proxies may be made by directors and officers of the Company by mail, telephone, facsimile transmission or other electronic media and in person. No additional compensation will be paid for any such services. The entire cost of soliciting proxies, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by the Company.

         Upon request, the Company will reimburse the reasonable fees and expenses of banks, brokers, custodians, nominees and fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

         The Company has retained Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation of proxies. Pursuant to the Company's agreement with Georgeson, it will provide various proxy advisory and solicitation services for the Company at a cost of $15,000, plus reimbursement for reasonable out-of-pocket expenses. The Company also has agreed to indemnify Georgeson against certain liabilities in connection with this proxy solicitation. It is expected that approximately 20 persons will be employed by Georgeson to solicit shareholders.

         For information concerning the directors and officers of Vestcom who may solicit proxies, see "Participants in the Solicitation".

         Although no precise estimate can be made at this time, Vestcom estimates that the aggregate amount to be spent by the Company in connection with the Vestcom Board's solicitation of proxies will be approximately
$40,000, of which no amounts have been paid to date. This amount includes additional fees payable to Georgeson but excludes (i) the salaries and expenses of officers, directors, and employees of the Company; and (ii) the normal expenses of an uncontested election of directors.

        Vestcom has designated CT Corporation System to act as inspector with respect to the tabulation of proxies in connection with the Annual Meeting. The Company has agreed to pay CT Corporation System a fee of approximately $3,500 for its services, plus reimbursement for reasonable out-of-pocket expenses.

Principal Stockholders

         Based upon information available to the Company, the only shareholders known by the Company to beneficially own more than 5% of the outstanding Common Stock as of April 26, 2000 are (i) Joel Cartun, (ii) Gary J. Marcello, (iii) Brookside Capital Partners Fund, L.P. ("Brookside"), (iv) Dimensional Fund Advisors Inc. ("Dimensional"), and (v) R-Squared Limited, TimeTrust, Inc. and Harish K. Chopra (the "Chopra Group"). For information concerning the holdings of Mr. Cartun, see "Security Ownership of Management." Pursuant to filings made by the respective holders with the SEC, Gary Marcello, Brookside, Dimensional and the Chopra Group owned the following number of shares of the Company's Common Stock as of April 26, 2000:

                                                                            Percent of
Name and Address of Beneficial Owner      Shares Beneficially Owned          Class
------------------------------------      -------------------------          -----
Brookside Capital Partners Fund, L.P.           1,150,700(A)                 12.71%
Two Copley Place
Boston, MA 02116

Dimensional Fund Advisors Inc.                    544,100(B)                  6.01%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

R-Squared Limited                                 742,100(C)                  8.19%
P.O. Box 1586 GT
Cardinal Avenue
George Town, Grand Cayman
British West Indies

Harish K. Chopra                                         (C)                      (C)
TimeTrust, Inc.
1455 Frazee Road, Suite 420
San Diego, California  92108

Gary J. Marcello                                  884,117(D)                  9.77%
1 Penny Lane
Boonton, New Jersey 07005

---------------------
(A) Brookside has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.
(B) Dimensional has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.
(C) R-Squared Limited has the sole voting power and the sole dispositive power with respect to 527,100 shares of Common Stock. TimeTrust, Inc. has the sole voting power and the sole dispositive power with respect to 184,500 shares of Common Stock. Harish K. Chopra has the sole voting power and the sole dispositive power with respect to 30,500 shares of Common Stock. TimeTrust, Inc. is an investment company of which Mr. Chopra is the Chief Executive Officer and President. Mr. Chopra and R-Squared Limited are the sole owners of TimeTrust, Inc.
(D) Includes 441,738 shares with respect to which Mr. Marcello has sole voting and sole dispositive power and 442,379 shares (comprised of 375,152 shares held by a family partnership and 67,227 shares held by a foundation) with respect to which Mr. Marcello shares voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. These persons are also required by federal securities regulations to give Vestcom copies of those reports. The Company is required to disclose any failures to file such reports on a timely basis. Management has reported to us that, based solely on their review of reports filed for 1999, there were no untimely filings for the year ended December 31, 1999.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Board of Directors' Nominees

         The holders of Vestcom's Common Stock will elect seven directors at the Annual Meeting, each of whom will be elected for a one year term. Unless a stockholder either indicates "withhold authority" on his WHITE proxy card or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in the table below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

         The Company's by-laws provide that the Board of Directors will consist of not less than one nor more than 21 members, the actual number to be determined by the Board from time to time. The Board currently consists of seven members.

         The table below sets forth the names and ages (as of April 1, 2000) of each of the nominees, the other positions and offices presently held by each such person within the Company, the period during which each such person has served on the Board of Directors of the Company, the expiration of their respective terms if elected and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a nominee's business experience, such nominee has held the position indicated for at least the past five years.

                                                    Expiration
                                     Director        of Term
          Name and Age                Since         if Elected                      Business Experience
          ------------                -----         ----------                      -------------------

Joel Cartun, 60                        1996            2001        Chairman of the Board of Vestcom (August 1997 to
                                                                   present); Chief Executive Officer of Vestcom (from
                                                                   Vestcom's incorporation in September 1996 to May 22, 2000);
                                                                   President of Vestcom (from Vestcom's incorporation in
                                                                   1996 to March 1999);  President of Comvestrix Corp. (now
                                                                   known as Vestcom Mid-Atlantic, Inc. ("VMA")) (from its
                                                                   incorporation in 1969 to October 1998).

Stephen R. Bova, 53                    1997            2001        President and Chief Operating Officer of Staffmark,
                                                                   Inc. (a provider of human resource and professional
                                                                   services) (September 1999 to present); Managing
                                                                   Director, International Operations, Intelligroup, Inc.
                                                                   (a computer services company) (January 1999 to
                                                                   November 1999); President of the Global Banking
                                                                   Division of Electronic Data Systems Corporation (a
                                                                   provider of technical and information services)
                                                                   (November 1996 to December 1998); President of the
                                                                   Global Financial Division of Alltel Information
                                                                   Services, Inc. (a provider of software and information
                                                                   services) (prior years to November 1996). Mr. Bova is also a director of Staffmark, Inc.

Leonard J. Fassler, 68                 1997            2001        Co-Chairman of Interliant, Inc. (a web-hosting
                                                                   company) (December 1997 to present); Consultant to GE
                                                                   Capital Information Technology Systems, Inc. (an
                                                                   international computer reselling and integration
                                                                   company affiliated with General Electric) (August 1996
                                                                   to January 1999); Co-Chairman of AmeriData
                                                                   Technologies, Inc. (an international computer
                                                                   integration and support company) (prior years to July
                                                                   1996).

Brendan Keating, 45         1998            2001        Chief Executive Officer of Vestcom (from May 22, 2000); President of
                                                        Vestcom (March 1999 to present); Chief Operating Officer of Vestcom
                                                        (October 1997 to present); Executive Vice President of Vestcom
                                                        (October 1997 to March 1999); Vice President of Bowne & Co., Inc.
                                                        (a financial printing company) (1991 to October 1997); Vice President of
                                                        Operations of Bowne of New York City, Inc. (1985 to 1991); President of
                                                        Bowne Business Communications (1993 to 1995).

Fred S. Lafer, 71           1997            2001        President of the Taub Foundation (a charitable
                                                        foundation) (1994 to present); Senior Vice President
                                                        and Secretary of Automatic Data Processing, Inc. (a
                                                        provider of employer, financial and data services)
                                                        (prior years to 1996). Mr. Lafer is also a director
                                                        of Virtual Communities, Inc.

Robert J. Levenson, 58      1998            2001        Managing Member of Lenox Capital Group, L.L.C. (a
                                                        private venture capital company) (April 2000 to
                                                        present); Executive Vice President of First Data
                                                        Corporation (a credit card transaction and payment processing company) (1993 to March 2000). Mr. Levenson is also a
                                                        director of First Data Corporation, Superior Telecom, Inc.,
                                                        Emisphere Technologies, Inc. and Virtual Communities, Inc.

Richard D. White, 46        1997            2001        Managing Director of CIBC Capital Partners (February
                                                        1998 to present); Managing Director of CIBC
                                                        Oppenheimer Corp. (successor to Oppenheimer & Co., Inc.)
                                                        (prior years to February 1998). Mr. White is also a
                                                        director of Midway Games Inc.

TimeTrust's Nominees

         TimeTrust's February 24, 2000 letter to the Company indicates that it intends to nominate five individuals for election to the Company's Board of Directors at the 2000 Annual Meeting in opposition to the Board's candidates for election as directors, to serve until the 2001 annual meeting. These nominees are the same individuals the Dissidents sought to put on your Board in their recent consent solicitation. It is anticipated that TimeTrust's proxy materials will contain information regarding these nominees.

         Your Board of Directors is convinced that the election of the individuals nominated by TimeTrust would run counter to the best interests of the Company and its shareholders. The current directors are intimately familiar with Vestcom and the industry in which it operates. The Board of Directors is fully committed to maximizing value for all of the Company's shareholders. Your current Board and management have developed and executed a strategic plan to improve the Company's profitability which yielded positive results in the fourth quarter of 1999 and the first quarter of 2000. The Board is also continuing its evaluation of the strategic alternatives available to Vestcom, with the advice of CIBC World Markets. Thus, the Board of Directors believes that a change in the Board of Directors at this time involving TimeTrust's nominees would be highly disruptive to the Board's current strategy for maximizing long-term shareholder value. See "Our Reasons for Opposing TimeTrust's Proposals and Recommending that You Oppose Them Too" for more information about why your Board opposes TimeTrust's nominees for director and the By-law Amendment Proposals.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR
            OF THE SEVEN NOMINEES OF THE BOARD OF DIRECTORS DESCRIBED ABOVE AND NOT VOTE IN FAVOR OF ANY NOMINEES OF TIMETRUST.

Board Meetings and Committees

         The Board of Directors of the Company held 15 meetings during 1999. The Board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met 2 times during 1999. The Audit Committee presently consists of Leonard J. Fassler, Robert J. Levenson and Richard D. White.

         In February 1998, the Board established a Nominating Committee, which is presently composed of Robert J. Levenson and Fred S. Lafer. The Nominating Committee held no formal meetings during 1999. The Company's current by-laws establish formal procedures for considering nominees recommended by shareholders.

         The Board has a Compensation Committee to, among other things, administer the Company's Stock Option Plan. The Compensation Committee presently consists of Stephen R. Bova and Fred S. Lafer and held 7 meetings during 1999.

         During the year ended December 31, 1999, each member of the Company's Board of Directors was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he serves.


Security Ownership of Management

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 1, 2000 by (i) each current director and each nominee for director of the Company; (ii) each Named Officer (as defined herein) of the Company; and (iii) all current executive officers, directors and nominees for director of the Company as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table below to the extent that they are exercisable by May 31, 2000.

                                                                                           Shares
                                                                                     Beneficially Owned
                                                                                     ------------------
                                 Stockholder                                      Number            Percent
                                 -----------                                      ------            -------
Joel Cartun...............................................................     1,495,198(1)             16.4%
Brendan Keating ..........................................................        46,000(2)              *
Stephen R. Bova ..........................................................       164,000(3)              1.8
Leonard J. Fassler........................................................        18,500(4)              *
Fred S. Lafer   ..........................................................        22,100(5)              *
Robert J. Levenson........................................................        18,100(6)              *
Richard D. White..........................................................       115,000(7)              1.3
Michael D. Helfand........................................................         3,000                 *
Sheryl B. Cilenti.........................................................        12,700(8)              *
All current executive officers, directors and nominees for director
as a group (9 persons)....................................................     1,894,598(9)             20.7

---------------------
*Less than one percent.

(1) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.

(2)   Includes 32,500 shares issuable upon the exercise of stock options.

(3)   Includes 15,000 shares issuable upon the exercise of stock options.

(4) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such shares. Also includes 15,000 shares issuable upon the exercise of stock options.

(5) Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee. Also includes 15,000 shares issuable upon the exercise of stock options.

(6) Includes 600 shares held by Mr. Levenson's wife as custodian for the benefit of her children. Also includes 10,000 shares issuable upon the exercise of stock options.

(7) Includes 61,704 shares held in the aggregate by CIBC World Markets and an affiliate of CIBC World Markets. Mr. White is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets. Mr. White disclaims beneficial ownership of these 61,704 shares. Also includes 15,000 shares issuable upon the exercise of stock options. Pursuant to Mr. White's employment arrangement with CIBC, any economic benefit derived from these options must be contributed by him to CIBC.

(8)   Includes 11,700 shares issuable upon the exercise of stock options.

(9) Includes an aggregate of 114,200 shares issuable upon the exercise of stock options.

         For information concerning purchases and sales of Vestcom's Common Stock by directors and current executive officers during the two years prior to the date of this proxy statement, see "Participants in the Solicitation".


                                   Proposal 2
              By-law Amendment Setting Number of Directors at Seven

Summary of TimeTrust's Proposal

         TimeTrust's February 24, 2000 letter to the Company indicates that it will propose that shareholders approve an amendment to Section 3.2 of Article III of Vestcom's by-laws to set the number of directors of Vestcom at seven. The text of TimeTrust's proposal is set forth on Annex A to this proxy statement. Vestcom's by-laws currently provide that Vestcom's Board will consist of not less than one nor more than 21 members, with the actual number of directors to be determined from time to time by the Board. TimeTrust has indicated that if this by-law amendment were adopted and its nominees for director were elected, TimeTrust's nominees, together with two other directors to be elected by shareholders, would constitute the entire Vestcom Board.

Your Company's Response

         See "Our Reasons for Opposing TimeTrust's Proposals and Recommending that You Oppose Them Too."

                  THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL
                    AND RECOMMENDS A VOTE AGAINST PROPOSAL 2.

                                   Proposal 3
                By-law Amendment Permitting Shareholders to Fill
                         Vacancies on The Vestcom Board

Summary of TimeTrust's Proposal

         TimeTrust's February 24, 2000 letter to the Company indicates that it intends to propose that shareholders approve an amendment to Section 3.7 of
Article III of the Company's by-laws to provide that vacancies on the Vestcom Board created by the removal of directors from the Board by the shareholders of Vestcom may be filled only with the approval of holders of a majority of the outstanding voting shares of Vestcom. The text of TimeTrust's proposal is set forth on Annex A to this proxy statement. Vestcom's by-laws currently provide that vacancies on the Vestcom Board, however caused, including removal of directors, may be filled by the affirmative vote of a majority of the votes of the remaining directors.

Your Company's Response

         See "Our Reasons for Opposing TimeTrust's Proposals and Recommending that You Oppose Them Too."

                  THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL
                    AND RECOMMENDS A VOTE AGAINST PROPOSAL 3.

                                   Proposal 4
          Repeal of By-laws Adopted After December 16, 1999 and Before the Effectiveness, if Any, of Any of Timetrust's Proposals and
           the Seating, if Applicable, of Any of Timetrust's Nominees

Summary of the Proposal

         TimeTrust's February 24, 2000 letter to the Company indicates that it intends to propose that shareholders repeal any amendment to Vestcom's by-laws that was adopted by Vestcom's current Board of Directors after December 16, 1999 and, in effect, before the Annual Meeting. The text of TimeTrust's proposal is set forth on Annex A to this proxy statement.

Your Company's Response

         Vestcom's Board has not amended the Company's by-laws since December 16, 1999. See "Our Reasons for Opposing TimeTrust's Proposals and Recommending that You Oppose Them Too."

                  THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL
                    AND RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                 OUR REASONS FOR OPPOSING TIMETRUST'S PROPOSALS
                    AND RECOMMENDING THAT YOU OPPOSE THEM TOO

         Your Board of Directors opposes Proposals 2, 3 and 4, and TimeTrust's nominees for director, because its members believe that each of these proposals is designed to enable TimeTrust, its President, Haresh K. Chopra, and his associates to take complete control of Vestcom without offering shareholders any value at all for their shares and without presenting any specific plan for increasing shareholder value.

         We are asking you to vote AGAINST TimeTrust's proposals because:

                  o Your current Board and management have developed and executed a strategic plan to improve the Company's profitability which has yielded positive results, such as:


                         o our revenues for the fourth quarter of 1999 increased to a record $35.1 million, a 15.9% increase over the fourth quarter of 1998, primarily as a result of internal growth;

                         o our gross profit increased by $2.2 million from the third quarter of 1999 to the fourth quarter of 1999, and by $300,000 from the fourth quarter of 1998 to the fourth quarter of 1999;

                         o our EBITDA for the fourth quarter of 1999 was $4.8 million (including a $700,000 restructuring credit), as compared to $3.8 million for the fourth quarter of 1998; and

                         o our results for the first quarter of 2000 continued the positive trend established in the fourth quarter of 1999. First quarter 2000 revenues increased 12% to $35.7 million over the first quarter of 1999. Our gross profit for the first quarter of 2000 was $10.8 million, compared to $10.1 million for the first quarter of 1999. Our EBITDA for the three months ended March 31, 2000 was $4.8 million, a 16% increase over the three months ended March 31, 1999.

                  o Your Board believes that Vestcom is at a critical juncture and that any change in our management could substantially jeopardize our future growth and success.

                  o TimeTrust, Mr. Chopra and his associates have not communicated any specific business plan.

                  o Mr. Chopra's and TimeTrust's other nominees' past business experience in our industry is extremely limited and unrelated to our core businesses.

                  o We believe that the Company's current Board and management are in the best position to evaluate the strategic alternatives available to Vestcom and to decide on the courses of action that are in the best interests of ALL of the shareholders. We have retained CIBC World Markets to advise the Board in this evaluation.

         The Board of Directors of the Company unanimously believes that TimeTrust's proposals are not in the best interests of the Company's shareholders and urges shareholders to reject them. Your Board of Directors requests that you sign, date and return the enclosed WHITE Proxy Card, whether or not you have previously signed and returned any proxy card solicited by TimeTrust and we urge you not to sign any proxy card that TimeTrust may send you.

         Your Board of Directors is, and has always been, committed to increasing shareholder value for ALL shareholders. We have implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are now beginning to generate positive financial results. Our results of operations for the fourth quarter of 1999 and the first quarter of 2000 reflected the benefits of our efforts. See "Improving Shareholder Value". We have:

         o Substantially completed the consolidation and integration of our businesses in the Mid-Atlantic and New England regions.

         o Eliminated redundant personnel and facilities, modernized our facilities, upgraded our technology, improved efficiencies and increased our capacity.

         o Significantly expanded our Internet offerings, providing additional services for our clients to choose from and broadening our potential client base.

         o Improved the quality of our sales force by recruiting and hiring experienced sales professionals, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

         As your duly elected Board of Directors, it is our duty to identify for you our deep and serious concerns about TimeTrust, Mr. Chopra and TimeTrust's other nominees. We will describe these concerns in greater detail later in this document. However, we have highlighted a number of these below:

         o Mr. Chopra and TimeTrust's other nominees have no valuable experience in Vestcom's core businesses.

         o        The track record of the public corporation with which Mr.
                  Chopra and two other nominees of TimeTrust are currently associated is poor, and is NOT a model to be followed.

         o Mr. Chopra has previously pointed to the industry experience of Howard April, one of TimeTrust's nominees and formerly a director of Vestcom, whom Vestcom removed as head of the Company's Montreal operations because of the poor performance of that operation.

         o Fiscal improvement demands carefully designed, specific measures like the ones we implemented. Mr. Chopra and the other nominees of TimeTrust have presented no real plans. They have had ample opportunity to disclose them to you if they had any. They have only spoken in broad terms and hypothetical, conceptual strategies. They claim to know how to improve Vestcom's performance, but they have not offered anything other than rhetoric and generalities.

                             LACK OF FORTHRIGHTNESS

         Your Board of Directors and management have drawn upon their collective industry-specific experience to develop strategies to improve Vestcom's profitability. We have embarked upon a strategic program that has begun to achieve positive financial results and which, we believe, will increase shareholder value. We have serious concerns about Mr. Chopra's and TimeTrust's other nominees' ability to improve shareholder value without any real plans for doing so, as compared to current management's industry-focused, ongoing program. Our concerns stem from, among other things, their lack of industry experience, poor track record and, in our view, lack of forthrightness about their plans for the Company.

         In November 1999, Mr. Chopra filed a Schedule 13D with the SEC that did not disclose that he intended to replace Vestcom's Board. It stated that he, along with his associates, "intend at a future date to seek representation on the board of directors of Vestcom" and that no "specific plan or proposal regarding the possibility of seeking representation on the board of directors or seeking changes in the executive management of Vestcom" had been formulated. On December 27, 1999, Vestcom applied to the United States District Court for the District of New Jersey for a temporary restraining order to, among other things, compel Mr. Chopra to honestly state his intentions as required by the federal securities laws. Two days later, on December 29, 1999, Mr. Chopra and his associates filed an amended Schedule 13D which stated that they were seeking the removal of Vestcom's current Board of Directors and may seek the removal of Vestcom's Chief Executive Officer and/or President.

         Indeed, the Dissidents' consent solicitation materials stated that on December 16, 1999, Mr. Chopra was "ready, willing and able to undertake a solicitation." Mr. Chopra did not disclose this intention in November 1999 or at any time in December 1999 until after Vestcom initiated litigation demanding that Mr. Chopra disclose his intentions. Your current Board of Directors and management view this chronology of events as indicative of a lack of forthrightness on the part of Mr. Chopra and the other TimeTrust nominees, which is a concern to us.

                           IMPROVING SHAREHOLDER VALUE

         During 1999, your current Board and management implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are focused on streamlining, consolidating and integrating the Company's operations, improving efficiencies, increasing capacity and expanding new service offerings, such as our Internet services, to position Vestcom for enhanced profitability, growth and success. The results of these initiatives have begun to be realized in our financial performance.

         Some of the initiatives we have implemented, and the results we have achieved or expect to achieve, are as follows:

         o Our revenues for the fourth quarter of 1999 increased to a record $35.1 million, a 15.9% increase over the fourth quarter of 1998, primarily as a result of internal growth.

         o Our gross profit increased by $2.2 million from the third quarter of 1999 to the fourth quarter of 1999, and by $300,000 from the fourth quarter of 1998 to the fourth quarter of 1999.

         o Our "EBITDA" (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 1999 was $4.8 million (including a $700,000 restructuring credit), as compared to $3.8 million for the fourth quarter of 1998. Vestcom's EBITDA represents the Company's operating cash flow.

         o Our results for the first quarter of 2000 continued the positive trend established in the fourth quarter of 1999. First quarter 2000 revenues increased 12% to $35.7 million over the first quarter of 1999. Our gross profit for the first quarter of 2000 was $10.8 million, compared to $10.1 million for the first quarter of 1999. Our EBITDA for the three months ended March 31, 2000 was $4.8 million, a 16% increase over the three months ended March 31, 1999.

         o We have reduced the number of our production facilities from 34 at the beginning of 1999 to 26 at the beginning of 2000.

         o The consolidation and integration of facilities is expected to generate increased efficiencies, quality and competitiveness, all of which, we believe, will translate into increased revenues, decreased costs and greater profitability.

         o Using fewer, but bigger, more modern and technologically advanced facilities should enable Vestcom to compete more effectively for larger, more profitable projects from new and existing regional and national accounts, and also improve our efficiency, turn-around time and capacity.

         o As part of our restructuring program, we eliminated redundant personnel, which should reduce our costs and increase our profitability, without sacrificing revenues.

         o An example of our facility integration is the consolidation of seven of our operations in the Mid-Atlantic region into two significantly larger, more streamlined locations.

     o We improved the quality of our sales force by recruiting and hiring experienced sales professionals, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

     o   In 1999, we expanded our Internet capabilities:

         o We are beginning to see the conversion of existing and new customers into our Internet suite of products.

         o Our Internet service offerings expand Vestcom's range of document management and delivery services to include Internet-based solutions, such as electronic bill presentment and payment, that provide streamlined customer communications and an efficient, secure distribution of business critical documents.

         o Our web-based fulfillment services provide customers with the ability to order products and marketing materials via the Internet.

     o In 1999, we adopted our shareholder protection plan to protect shareholder value, which New Jersey law expressly permits us to adopt for this very reason.

         o Your Board carefully considered adopting its shareholder protection plan. Over 2,500 public companies have shareholder protection plans which, like our plan, are designed to encourage a potential acquirer to negotiate with the board of directors. A board of directors, such as your Board, has a fiduciary duty to maximize shareholder value for ALL shareholders. We reviewed current, widely accepted empirical studies which clearly show that companies with such plans receive a significantly greater takeover premium than companies without them. This potential for increased shareholder value was one of the compelling reasons that we considered in taking our action.

     o We have retained CIBC World Markets as Vestcom's financial advisor to assist the Board in its continuing review of strategic alternatives to enhance shareholder value for all shareholders.

         We adopted a shareholder protection plan in December 1999 as part of our strategy of enhancing shareholder value. Since the Board has a fiduciary duty to all of Vestcom's shareholders to protect shareholder value, the purpose of the shareholder protection plan is to encourage a potential acquirer to negotiate with the Board of Directors concerning a possible takeover of the Company. Vestcom's Board believed, and continues to believe, that the market price of our Common Stock does not adequately reflect the intrinsic value of the Company. This belief is shared by our financial advisors. The Board believed, and continues to believe, that this undervaluation of our Common Stock made the Company a vulnerable target for some person or group to take control of the Company by using coercive tactics and/or making an inadequate offer.

         Given our financial results, our Board of Directors commenced a review of the Company's strategic alternatives in the summer of 1999. The Board and management developed a strategic plan to improve the Company's profitability. The Board of Directors was concerned that the Company would be a vulnerable target for a coercive takeover until the Company was able to implement its strategic plan and until the plan began to yield positive results. When the market price of Vestcom's stock decreased even further in September and October of 1999, this concern was heightened. The Board then adopted its shareholder protection plan on December 16, 1999. As described elsewhere in this proxy statement, your Board and management have, in fact, implemented a strategic plan which has yielded positive results.

         In sum, the Board believed that the shareholder protection plan would provide it with the time it needed to complete its review of strategic alternatives to enhance shareholder value. The Board also believed that the plan would provide it with more negotiating leverage in seeking to obtain a full and fair price from any potential bidder. Although the Board considered that the shareholder protection plan might deter an acquisition proposal or tender offer for the Company's Common Stock that might otherwise be forthcoming, the Board believed that the advantages of the plan far outweighed the disadvantages.

         New Jersey corporate law specifically permits the adoption of shareholder protection plans. Vestcom's plan provides that the plan can be amended and the rights redeemed only by a vote of the Company's "independent directors," which our plan defines to exclude the Company's management and any director who has a relationship that would materially interfere with the exercise of such director's independent judgment in carrying out his or her responsibilities as a director with respect to a proposed transaction. This provision is significantly different from the "dead hand" provision previously referred to by the Dissidents. The Vestcom plan as originally adopted provided that it was only if the Board wished to amend the plan or redeem the rights in the absence of any proposed transaction (where the term "independent director" would have no meaning because there was no proposed transaction to be independent from), that a vote of "continuing directors," defined in our plan as originally adopted as directors approved by the current Board, would be required.

         Mr. Chopra and his associates have previously suggested that the shareholder protection plan will entrench management. In fact, by excluding management from the definition of "independent director," our plan provides that at the precise time when it is most important to have a rights plan in place (i.e., when a bidder is expressing interest in the Company), management will not be entitled to vote on matters relating to the plan. Far from entrenching management, our plan leaves the critical decisions to individuals who are truly independent of the bidder.

                  Vestcom's shareholder protection plan as originally adopted did not have a traditional "dead hand" provision that gives the ability to redeem the issued rights solely to "continuing directors". Vestcom's plan, as originally adopted, generally provided that in the case of a merger, acquisition or other business combination, the "independent directors" (as described above) would have the ability to redeem the rights. However, as originally adopted, the plan contained a "continuing director" provision which would apply when the Board was not confronted with a business combination. The Board was concerned that without this protection, an acquirer, acting in a manner inconsistent with its ownership reporting obligations under the federal securities laws, could acquire 9.9% of Vestcom's stock with the intention of causing Vestcom to enter into an undisclosed combination, remove the Board, cause the new Board to redeem the rights and then cause Vestcom to enter into that undisclosed transaction. In effect, the Board wanted to protect against an acquirer who keeps his intent to engage in a business combination secret for the purpose of avoiding the independent director provision.

         Each of the current members of Vestcom's Board of Directors was a "continuing director" as defined in the plan as originally adopted.

         Critics of continuing director provisions have suggested that these provisions disadvantage shareholders because they may entrench management in certain circumstances. We do not believe that Vestcom's shareholder protection plan as originally adopted disadvantaged shareholders because (a) as described above, "continuing directors" could act to redeem the rights only in limited circumstances and (b) there are only two directors on our Board who are also executive officers of the Company.

         Under the Vestcom shareholder protection plan as originally adopted, in the absence of a pending business combination, only the "continuing directors" could redeem the outstanding rights. Thus, if there were no continuing directors on the Vestcom Board, in the absence of a pending business combination, the rights could not be redeemed.

         Under Vestcom's plan as originally adopted, in the event that a business combination were pending, the rights could be redeemed by the "independent directors" or, if there were no independent directors, by the continuing directors. It is conceivable that with respect to a particular business combination, no member of the Board would constitute an independent director or a continuing director. In that instance, Vestcom might not be able to consummate a business combination that its shareholders might consider to be beneficial. However, that situation could be alleviated, and such combination could be effected, by electing to the Board at that time a director who would be independent. Such election could be made by the Vestcom Board or, if all Board members were affiliated or associated with the acquirer, by the shareholders, and would alleviate any disadvantage associated with the initial failure to have any independent directors on the Board.

         Although the focus of Vestcom's plan has always been on "independent directors," those directors who are neither tied to an acquirer nor are members of management, and the "continuing director" provisions of the plan were originally included to address the Board's ability to take action on the plan when no specific transaction was pending, or if there were no directors on the Board who met the definition of independent director, Mr. Chopra and others expressed concerns about the "continuing director" provisions of the plan. Management was required to spend considerable time and the Company incurred significant expense in defending legal proceedings instituted by Mr. Chopra which challenged Vestcom's plan.

         Since the "continuing director" provisions were not critical to the plan's purposes, and since management seeks to be responsive to shareholder concerns, on April 19, 2000, the Board amended the shareholder protection plan to delete the "continuing director" provisions. Under the plan as amended, if a transaction is pending, the redemption of the rights must be approved at a time when there is at least one "independent director" on the Board and by a majority of the independent directors on the Board. Under the amended plan, if no transaction is pending, the redemption of the rights will require the approval of a majority of the members of the Board.

         In addition, the Board added a "sunset provision" to the plan, which in effect requires the Board to re-examine every few years whether the plan is still in the best interests of shareholders. This provision provides that the plan will terminate at its third, sixth and ninth year anniversaries unless the Board (with the approval of a majority of the independent directors) acts affirmatively to extend the plan.

         The Board also took the opportunity to clarify two other provisions of the plan. First, since it was never the Board's intent to deter a group of shareholders together holding 10% or more of Vestcom's outstanding shares from petitioning a court to order a special shareholders' meeting, the Board amended the definition of "beneficial owner" to clarify that petitioning a court for such relief would not trigger certain consequences under the plan. Second, the Board modified the definition of "independent director" to remove the automatic exclusion of persons who are in effect nominated by "Acquiring Persons" (as defined in the plan) and to revise the definition to exclude individuals who are or were officers of Vestcom subsidiaries during the five years prior to a determination under the plan from being considered "independent directors."

         The Board believes that these recently adopted amendments to the shareholder protection plan will further the primary goal of the plan, which is the enhancement of shareholder value for all of Vestcom's shareholders.

         The Board adopted several bylaw amendments in December 1999 to protect shareholder value. The Board amended the bylaws to (a) eliminate the right of 20% shareholders to call a special meeting of shareholders, (b) provide procedures that must be followed by shareholders who seek to have the Company's shareholders take corporate action by written consent and (c) provide advance notification procedures for shareholders who want to nominate persons for election to the Board or propose other business for consideration at a meeting of shareholders. Since the Board of Directors owes a fiduciary duty to all shareholders, while outside third parties who may seek to acquire the Company do not, the purpose of the amendments is to encourage these parties to negotiate with the Board and to establish clear procedures for parties to follow.

         Under the Company's bylaws, a shareholder has the ability to ask the CEO, President or full Board of Directors (which owes a fiduciary duty to the Company's shareholders) to call a special meeting and under New Jersey law, shareholders can ask a court to call a special meeting. Depending upon the circumstances, the Board may have a fiduciary obligation to call a special meeting upon a shareholder's request. If the Board failed to call a special meeting upon a shareholder's request, the shareholder could wait until the next annual meeting to present his or her questions, concerns or proposals, since New Jersey corporate law requires that an annual meeting of shareholders be held each year. In addition, Section 14A:5-3 of the New Jersey Business Corporation Act provides that upon the application of not less than 10% of a corporation's outstanding shares, the court, for good cause shown, may order a special meeting of shareholders. New Jersey courts have not provided guidance as to what constitutes "good cause shown" under the statute. The Company's plan does not preclude shareholders from aggregating their shares for purposes of reaching the 10% limit.

         Thus, while the bylaw amendments may limit the ability of a shareholder to call a special meeting, they do not eliminate that right, and shareholders still have a range of alternatives. By requiring shareholders to follow specific procedures, the amendments could make it more difficult for shareholders to remove the Company's current Board of Directors. With respect to Mr. Chopra and his associates, however, this is not the case. The Dissidents could have waited until the Company's Annual Meeting to present their proposals, rather than commencing a consent solicitation a few months earlier. In fact, the proposals submitted by TimeTrust for consideration at the Annual Meeting are virtually identical to those made by the Dissidents in the consent solicitation, thereby causing the Company to incur the costs associated with the consent revocation process, and then the Annual Meeting and regular proxy solicitation costs a couple of months later.

         Prior to the adoption of the shareholder protection plan and the bylaw amendments described above, the only provision in Vestcom's certificate of incorporation or bylaws that could be deemed to have a potential anti-takeover effect is the Board's ability, pursuant to Vestcom's certificate of incorporation, to issue Common Stock and preferred stock without shareholder action. The existence of this "blank-check" Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of Vestcom by means of a tender offer, merger, proxy contest or otherwise. In addition, the New Jersey Shareholder Protection Act prohibits certain persons from engaging in business combinations with the Company.

         The Board originally adopted the shareholder protection plan and the bylaw amendments described above on December 16, 1999 (except for the bylaw amendment eliminating the right of 20% shareholders to call a special meeting, which was adopted on December 3, 1999) to protect shareholder value by encouraging potential bidders to discuss their proposals with Vestcom's Board. These actions were not taken in response to any particular group or individual, including Mr. Chopra, but, as described above, were designed to encourage potential bidders to negotiate with the Board. In fact, at the time the Board took these actions, Mr. Chopra's intentions were vague and unclear. Mr. Chopra did not disclose that he planned to replace Vestcom's Board with his nominees until he filed an amendment to his Schedule 13D on December 29, 1999. No amendment to the Company's by-laws has been adopted since December 16, 1999.

                    MR. CHOPRA AND TIMETRUST'S OTHER NOMINEES


We believe that Mr. Chopra and TimeTrust's Other Nominees Have Inadequate Experience and Knowledge of Our Industry


         TimeTrust's nominees for the Board are Messrs. Chopra, April, Kennedy, Raab and Verrilli. Their lack of knowledge about Vestcom's core businesses is apparent.

         TimeTrust has indicated that if its nominees are elected, Vestcom's management would be headed by Mr. Chopra. Mr. Chopra reports that he founded DataTree Corporation, "a document imaging and database management systems company," and served as its CEO from inception until 1998, when he sold DataTree, a private company, to First American Financial Corp., a public corporation. The Dissidents reported in their consent solicitation materials that Mr. Chopra resigned as President of DataTree in July 1999, and currently serves as its Chairman of the Board. They reported that Mr. Verrilli served as CFO of DataTree for six months in 1999.

         Mr. Chopra has no experience as the chief executive officer of a public company and no experience running a large company similar in size to Vestcom. The following list highlights some of the differences between DataTree, at the time Mr. Chopra sold it to First American, and Vestcom, at the present time.


     DataTree When Sold By Mr. Chopra to
             First American. (1)                                                      Vestcom Now
-----------------------------------------------              -------------------------------------------------------
Year ended September 30, 1997 revenues:                      Year ended December 31, 1999 revenues:  $130.2 million
$8.4 million

Employees as of March 31, 1998:                              Employees as of December 31, 1999:   approximately 1,000
approximately 140

Production Facilities as of May 19, 1998:    2               Production Facilities as of February 1, 2000: 26

         In addition, according to our research, DataTree primarily images and databases public real estate records for municipalities, and largely serves the title insurance industry. DataTree does not provide the value-added document and information management solutions or serve the markets that Vestcom does.

         Messrs. Kennedy and Raab have backgrounds in the insurance industry, not our industry. Mr. Kennedy is President of First American, and Mr. Raab, now 78, was previously president of Insurance Company of North America. According to information provided by Mr. Chopra and TimeTrust, Mr. Raab has been a business consultant for the last five years. They do not disclose what businesses he has consulted to, however.


-------------
(1) Information concerning DataTree was obtained from Amendment No. 1 to First American's Registration Statement on Form S-4, as filed with the SEC on May 19, 1998.

         According to publicly available information, First American provides real-estate related financial and information services to real property buyers and mortgage lenders, including title insurance, tax monitoring, mortgage credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan origination and servicing systems, mortgage document preparation and home warranty services. First American also provides credit and various database related services to automobile dealers, consumer lenders, employers and property management companies, as well as investment, trust and thrift services. First American's businesses clearly are very different from Vestcom's core businesses.

         TimeTrust apparently has chosen Howard April as its source of industry-specific expertise. Mr. April was an owner of one of the original seven founding companies that formed Vestcom, and served on Vestcom's Board from August 1997 until May 1998. When Vestcom acquired Mr. April's company, Mr. April was eligible to receive an earnout based on the future performance of his company, which he continued to run as a subsidiary of Vestcom. The subsidiary's performance was so poor that Mr. April was not entitled to receive any part of the earnout. As a result of this poor performance, the Company replaced Mr. April and his management team.

         Neither insurance underwriting nor imaging public records for local database storage purposes is the business conducted by the Company. Mr. Chopra and TimeTrust's other nominees are asking you to accept them without any meaningful industry experience. As reflected in your Board members' backgrounds described elsewhere in this proxy statement, your present Board of Directors has substantial industry-specific experience, and, we believe, knows your Company better than any of TimeTrust's nominees.


We believe that Mr. Chopra and TimeTrust's Other Nominees Don't Understand Vestcom or Its Business


         One of Mr. Chopra's and TimeTrust's other nominees' stated goals is to pursue national accounts. However, they have criticized our current management for consolidating and integrating many of the Company's smaller, older facilities into fewer, larger, more technologically advanced facilities. These consolidations will, in fact, enable us to better meet the demands of our larger national clients. To meet the demands of these customers, we need large-scale production capacity, rapid and high volume fulfillment capabilities, and cutting edge technology, which can be provided more effectively in our newly equipped, larger facilities.

         Mr. Chopra and TimeTrust's other nominees have previously cited decentralization as another goal. Mr. Chopra and TimeTrust's other nominees clearly do not understand Vestcom's current operating structure. Vestcom's current structure includes a small number of executives at the holding company level, and allows day to day operating decisions to be made by regional executives. In addition, Vestcom's sales professionals are familiar with the various customer needs and market trends in the various regions.

         While it is easy to criticize what you do not know, the costs of acting without the requisite knowledge can be severe. This is precisely the type of strategic error that can occur if the Company is managed by people who know very little about its industry.


We believe that The Track Record of Mr. Chopra and TimeTrust's Other Nominees Is Poor


         Three of TimeTrust's nominees to your Board of Directors have strong ties to First American: Parker S. Kennedy is the President of First American, Harish K. Chopra is currently Chairman of the Board (formerly President) of DataTree Corporation, a subsidiary of First American, and Robert J. Verrilli was formerly the CFO of DataTree. In light of these ties to First American, and the fact that these individuals were previously described by the Dissidents as having outstanding corporate credentials to run your Company, you should be aware of certain facts about First American's recent financial performance. We have included a chart of First American's stock performance over the last 18 months, which is based on publicly available information. This chart shows a precipitous decline in their stock price. We believe that this track record is poor, and is not a model to be followed by Vestcom.

                         FIRST AMERICAN FINANCIAL CORP.
                                STOCK PERFORMANCE

                                [OBJECT OMITTED]


                          NO REAL PLANS FOR THE COMPANY

                  TimeTrust is asking you to support its slate of nominees for the Board without having offered you a comprehensive, industry-specific business plan and without telling you how it plans to increase shareholder value. In the Dissidents' consent solicitation materials, which consisted of several dozen pages, their "business plan" occupied less than one page. Your Board believes that Mr. Chopra and TimeTrust's other nominees have never presented you with a detailed business plan for enhancing shareholder value because they do not have one.

                  Our business strategies include tangible, ongoing changes and initiatives that have been explained to shareholders over the last year and are beginning to bear positive results. You can see the successful results of our business plan by the facilities we have consolidated and integrated, our Internet service offerings, our trained and motivated sales professionals, and the Company's fourth quarter 1999 and first quarter 2000 positive financial results. Our strategic, industry-specific business plan has begun to yield positive results, while Mr. Chopra and TimeTrust's other nominees have yet to show you any real plan at all.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

                  The Company did not commence operations until August 1997, upon consummation of its initial public offering (the "IPO"). The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation of the Company's Chief Executive Officer during 1999 and the other three executive officers of the Company at December 31, 1999 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                          Annual                               Long-Term
                                                       Compensation                           Compensation
                                                                                                 Common
                                   -----------------------------------------------------         Shares
                                                                                                Subject to
Name and                                                                   Other Annual          Options      All Other
Principal Position                 Year      Salary         Bonus        Compensation(B)         Granted    Compensation (C)
----------------------------------------------------------------------------------------------------------------------------
Joel Cartun...................... 1999    $200,000          $   --           $--                    --            $3,775
    Chairman of the Board and     1998     196,728              --            --                    --            11,481
    Chief Executive Officer       1997     211,568          30,000(A)         --                    --             5,427

Brendan Keating(D)............... 1999    $200,000         $70,000            --                 50,000           $3,775
    President and Chief Operating 1998     200,000          85,000            --                 95,000            3,804
    Officer                       1997      39,615              --            --                100,000(E)            --

Michael D. Helfand(F)............ 1999     $46,154              --            --                 50,000               --
    Executive Vice President,
    Chief Financial Officer and
    Treasurer

Sheryl Bernstein Cilenti(G)...... 1999    $122,885         $20,000            --                 16,000           $1,558
    Vice President, General       1998     103,923          20,000            --                  4,000            1,551
    Counsel and Secretary         1997      24,231              --            --                 15,000               --

------------------------
(A) Represents bonuses paid during 1997 by Vestcom Mid-Atlantic, Inc., a subsidiary of Vestcom, prior to Vestcom's IPO.
(B) No Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below the threshold are not included in the table.
(C) For 1999, represents contributions made by the Company of $3,775 for Mr. Cartun, $3,775 for Mr. Keating and $1,558 for Ms. Cilenti to the Company's 401(k) plan to match 1999 pre-tax elective deferral contributions (included under "Salary") made by such persons to such plan.
(D)  Mr. Keating joined the Company in October 1997.
(E)  These options were canceled in August 1998.
(F)  Mr. Helfand joined the Company in October 1999.
(G)  Ms. Cilenti joined the Company in October 1997.

Employment Agreements


         Mr. Cartun entered into an employment agreement with Vestcom which commenced on August 4, 1997, upon the consummation of the Company's IPO. Mr. Cartun's employment agreement terminates in August 2000. Mr. Cartun serves as Chairman at an annual base salary of $200,000.


         Mr. Cartun's employment agreement provides that in the event of a termination of employment by the Company without cause, Mr. Cartun will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term. In the event of a termination of employment as a result of his death or disability, he (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to one time his then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or he terminates his employment for reasons other than death or permanent disability, he will only be entitled to receive earned but unpaid salary as of the date of termination.

         Mr. Keating serves as President and Chief Operating Officer of the Company at an annual base salary of $200,000. He was subject to a two year employment agreement which terminated in October 1999, and is currently an at-will employee. His employment agreement provided for a guaranteed annual bonus of 35-50% of his annual salary, based on performance, during the two year term of the agreement. The Company is required to provide Mr. Keating with four months notice prior to any termination.

         Ms. Cilenti, Vice President and General Counsel of the Company, entered into a letter agreement with Vestcom in October 1997, pursuant to which she serves as an at-will employee with a current salary of $135,000.

         Mr. Helfand, Executive Vice President and Chief Financial Officer of the Company, entered into a letter agreement with the Company in September 1999, pursuant to which he serves as an at-will employee with a current salary of $200,000. The letter agreement also provides that Mr. Helfand will be entitled to earn a bonus of up to 50% of his annual salary for each of 2000 and 2001 (which will be pro-rated for calendar 1999) based on achieving mutually agreed-upon goals and the Company's performance. Mr. Helfand is guaranteed a minimum bonus of $50,000 in each of 2000 and 2001 (which will also be pro-rated for calendar 1999, but payable in 2000). Mr. Helfand's agreement provides that if he were terminated for any reason other than cause (as defined), he would be entitled to receive six months severance.

         All of the Named Officers are entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Each executive is also entitled to a car allowance of $850 per month.

         Each of the Named Officers has a Change in Control agreement with the Company. Pursuant to these Change in Control agreements, upon the occurrence of a "Trigger Event", the executive would be entitled to receive a lump sum payment equal to two times the sum of his or her annualized base salary immediately prior to the "Change in Control" and the annual bonus the executive received during the full fiscal year immediately prior to the Change in Control. In addition, upon a Change in Control, all stock options would immediately become vested.

         Pursuant to the Change in Control agreements, a "Change in Control" will be deemed to have occurred if (a) any person acquires 40% or more of the total voting power of the Company's then outstanding securities, (b) in general, over 50% of the composition of the Board of Directors changes without the approval of the existing directors, (c) there is a merger or reorganization of the Company after which less than 75% of the voting power of the surviving entity is owned by holders of the Company's securities prior to the transaction, or (d) the shareholders of the Company approve a plan of complete liquidation.

         A "Trigger Event" means either (i) termination of the executive's employment at any time from the effective date of a Change in Control until 12 months after the Change in Control (other than for cause and other than a termination by the executive for Good Reason (as defined)), or (ii) a failure, upon a Change in Control, of the Company or a successor to continue the executive's employment for at least 12 months with a salary and bonus at least equal to what the executive received immediately prior to the Change in Control, or (iii) a failure, upon a Change in Control, for the executive's employer to be a public company, or (iv) the executive's termination of employment after failure of the Company or any successor to acknowledge upon request the obligations set forth in the executive's employment agreement and Change in Control Agreement.

         Pursuant to these Change in Control agreements, if TimeTrust's nominees were elected, a "change in control" of the Company will have occurred. If the employment of these executives were to be terminated during the 12 month period following the change in control, or if such employment were not continued for 12 months with a salary and bonus at least equal to what each executive received immediately prior to the change in control, each executive would be entitled to receive the following lump sum payment: Joel Cartun - $400,000; Brendan Keating
- $540,000; Michael D. Helfand - $500,000; and Sheryl Bernstein Cilenti - $310,000.

Stock Options

         The following table contains information regarding the grant of stock options to the Named Officers during the year ended December 31, 1999. In addition, in accordance with rules adopted by the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's Common Stock of 5% and 10% from the date the options were granted to their final expiration date.

                        OPTION GRANTS IN LAST FISCAL YEAR
                              Individual Grants (A)

                                                                                                               Potential
                                                                                                            Realizable Value
                                 Number of          % of Total                                             at Assumed Annual
                               Common Shares      Options Granted                                            Rates of Stock
                             Underlying Options   to Employees in      Exercise Price                      Price Appreciation
Name                              Granted           Fiscal 1999       Per Share ($/sh.)   Expiration Date    for Option Term
----                              -------           -----------       -----------------   ---------------    ---------------
                                                                                                              5%         10%
                                                                                                              --         ---
Joel Cartun..................           --                 --             $    --                --        $    --    $     --
Brendan Keating..............       50,000               12.5               3.094          11/22/09         97,290     246,550
Michael D. Helfand...........       50,000               12.5               2.875          10/03/09         90,403     229,100
Sheryl Bernstein Cilenti.....       11,000                2.7               5.375           3/10/09         37,183      94,230
Sheryl Bernstein Cilenti.....        5,000                1.2               3.094          11/22/09          9,729      24,655

-------------------
(A) The options granted to Messrs. Keating and Helfand and to Ms. Cilenti were granted under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). Options generally are granted at exercise prices equal to the fair market value of the Common Stock on the grant date and typically vest in 20% increments commencing one year after the date of grant. The committee which administers the Stock Option Plan may accelerate the vesting of any option upon the occurrence of a change in control event (as defined in the Stock Option
Plan).

During 1998, the Company canceled options previously granted to Mr. Keating and granted new options to him. The following table provides certain information with respect to these "repricings". No other repricings have occurred since the IPO.

                                            Ten Year Option/SAR Repricings (A)

                                                                                                             Length of
                                             Number of         Market                                         Original
                                             Securities        Price of         Exercise                    Option Term
                                             Underlying        Stock at         Price at                     Remaining
                                              Options          Time of           Time of         New         at Date of
                                              Repriced or    Repricing or     Repricing or      Exercise    Repricing or
            Name                 Date        Amended(#)      Amendment($)     Amendment($)      Price($)      Amendment
            ----                 ----        ----------      ------------     ------------      --------      ---------
Brendan Keating...........   08/12/98       100,000             $8.25            $21.625         $8.25         9 years
   President and Chief
   Operating Officer

--------------------
(A) On August 12, 1998, options covering 100,000 shares of Common Stock granted to Mr. Keating in 1997 at an exercise price of $21.625 were canceled. Also on August 12, 1998, Mr. Keating was granted options to purchase 60,000 shares at an exercise price of $8.25 per share, the then current market price. On March 16, 1998, Mr. Keating was granted options covering 35,000 shares at an exercise price of $10.125 per share.

                  No stock options were exercised by the Named Officers during the year ended December 31, 1999. The following table provides information concerning the number of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $3.50, the closing sale price of the Company's Common Stock on December 31, 1999. On May 10, 2000, the closing sale price of the Company's Common Stock on the Nasdaq National Market was $4.50.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                         Number of Shares
                                   Number of                          Underlying Unexercised         Value of Unexercised
                                Shares Acquired      Value                  Options at              In-the-Money Options at
                                 on Exercise(#)    Realized ($)            Year-End (#)                  Year-End ($)
                                 --------------    ------------            ------------                  ------------

                                                                   Exercisable   Unexercisable    Exercisable    Unexercisable
                                                                   -----------   -------------    -----------    -------------
Joel Cartun..................          --            $--               --               --        $    --      $      --
Brendan Keating..............          --             --             23,750        121,250             --           20,300
Michael D. Helfand...........          --             --               --           50,000             --           31,250
Sheryl Bernstein Cilenti.....          --             --              8,500         26,500             --            2,030

Arrangements with Directors

         Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director also receives options to acquire 10,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of Common Stock for each year of service thereafter. The options become fully exercisable one year after the date of grant. Directors of the Company are entitled to reimbursement for out-of-pocket expenses incurred in their capacity as directors of the Company.

Board Report on Executive Compensation

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the following is a report of the Compensation Committee of the Board of Directors regarding compensation policies as they affect Mr. Cartun and the other Named Officers.

         The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) plan, health insurance benefits and eligibility for annual bonuses based upon performance of the specific individual and the Company. The long-term benefit element is reflected in the grants of stock options.

         Stock options granted to executive officers of the Company have been granted at a price equal to fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of the Common Stock increases. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

         Mr. Cartun did not receive any significant increase in salary for 1999 from 1998. The decision not to raise his salary was based on the Company's performance. Mr. Keating received a cash bonus and stock options in 1999 to reward his individual performance and contributions to the Company. Ms. Cilenti received an increase in salary for 1999 as well as a cash bonus and stock options to reward her individual performance and contributions to the Company. Mr. Helfand received options upon his joining the Company in October 1999.

         All of the Named Officers have change in control agreements which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined) to promote their continued affiliation with the Company and to protect both the Company and the shareholders by assuring continuity during a transition period related to any change in control.

         The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing current rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

                               By: Stephen R. Bova
                                  Fred S. Lafer

Shareholder Return Comparison

         Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the NASDAQ Market Index and a Peer Group consisting of FYI Incorporated, Lason Inc. and Ikon Office Solutions, Inc. for the period from July 30, 1997 (the date the Company's Common Stock first began trading on the Nasdaq National Market) (July 30, 1997 = 100) through December 31, 1999. The Company's management considers the companies included in the Peer Group to be those companies whose primary businesses are most similar to the business of the Company. The performance of the Company's Common Stock reflected below is not necessarily indicative of future performance.

                 COMPARISON OF TOTAL RETURN SINCE JULY 30, 1997
                 AMONG VESTCOM INTERNATIONAL, INC. COMMON STOCK,
                       NASDAQ MARKET INDEX AND PEER GROUP

                         7/30/97   9/30/97  12/31/97  3/31/98  6/30/98   9/30/98  12/31/98   3/31/99   6/30/99  9/30/99  12/31/99
                         -------   -------  --------  -------  -------   -------  --------   -------   -------  -------  --------
Vestcom International,    100.00    117.69   137.69     64.23    56.92     56.92     55.38     30.00     21.54    16.15    21.54
Inc.

Peer Group                100.00     89.93    96.98    120.13    62.55     38.40     45.91     58.81     64.24    50.38    31.57

Nasdaq Market Index       100.00    105.60    98.95    115.97   118.96    107.22    139.38    155.72    169.44   172.20   254.33

                     Assumes $100 Invested on July 30, 1997
                           Assumes dividend reinvested
                       Fiscal Year Ended December 31, 1999

Compensation Committee Interlocks and Insider Participation

         Compensation decisions are made by the members of the Compensation Committee. During the fiscal year ended December 31, 1999, Stephen R. Bova and Fred S. Lafer served as members of the Compensation Committee. Neither Mr. Lafer nor Mr. Bova has ever served as an employee or officer of Vestcom or any of its subsidiaries.

Certain Transactions

         Joel Cartun, Vestcom's Chairman of the Board, has a 50% interest in the partnership which owns the property previously used by Vestcom and VMA in Lyndhurst, New Jersey. The partnership leases the property to VMA, pursuant to a lease which expires in 2001. VMA's related party rent expense for this property for 1999 was $720,210. Gary Marcello, a greater than 5% shareholder of Vestcom, owns interests ranging from 75% to 100% in the partnerships which own the properties previously leased by VMA in Dover, New Jersey and previously leased in Scranton, Pennsylvania. VMA's related party rent expenses for these properties for 1999 was $280,435. Pursuant to a written agreement with the owners, the lease obligations ceased in August 1999.

         In August 1999, Vestcom entered into an agreement with CIBC World Markets for advisory services. Pursuant to that agreement, Vestcom is obligated to pay CIBC World Markets $25,000 each calendar quarter for such services. In 1999, Vestcom paid $25,000 to CIBC World Markets under this agreement. In December 1999, Vestcom entered into another agreement with CIBC World Markets pursuant to which it agreed to pay $25,000 for services rendered in connection with the Company's adoption of its shareholder protection plan. This amount will be paid in 2000. Richard D. White, a director of Vestcom, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets.

Company Policy

         Future transactions with affiliates of the Company are anticipated to be minimal, are generally required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

                               PENDING LITIGATION

                  On December 17, 1999, Vestcom commenced an action in the United States District Court for the District of New Jersey against Mr. Chopra and two entities controlled by him, TimeTrust, Inc. and R-Squared Limited. Vestcom alleged two claims: (i) the Schedule 13D filed by Mr. Chopra in November 1999 violated Section 13(d) of the Securities Exchange Act of 1934, as amended, because it failed to provide appropriate disclosures to shareholders, especially with respect to Mr. Chopra's intent to take control of the Company, oust current management, and install himself as Chief Executive Officer and Chairman of the Board; and (ii) Mr. Chopra had violated Section 14(a) of the Williams Act because he had solicited Vestcom shareholders without complying with the proxy solicitation rules. Vestcom contended that Mr. Chopra had violated these shareholder-protection provisions of the federal securities laws in order to advance his effort to take control of the Company.

                  On December 27, 1999, Vestcom applied to the Court for a temporary restraining order barring defendants from any further contacts with Vestcom shareholders, barring defendants from any further violation of the federal securities laws, and compelling corrective disclosures to remedy the
Section 13(d) and Section 14(a) violations. Two days later, on December 29, 1999, Mr. Chopra filed an amended Schedule 13D that provided most, though not all, of the disclosures which were omitted from the initial Schedule 13D. Mr. Chopra subsequently contended that this corrected disclosure resolved the
Section 13(d) claim.

                  The Court scheduled a hearing on Vestcom's application for a temporary restraining order for January 14, 2000. On January 6, 2000, Mr. Chopra filed a counterclaim challenging the enforceability of the Shareholder Rights Protection Agreement adopted by Vestcom's Board on December 16, 1999. Mr. Chopra also applied for temporary restraints against the enforcement of the Shareholder Rights Protection Agreement. Given Mr. Chopra's request for temporary restraints, the Court adjourned the hearing date to January 28, 2000, at which time the Court was to address both applications for temporary restraints.

Vestcom opposed Mr. Chopra's request for restraints, as New Jersey corporate law specifically authorizes the adoption of shareholder protection agreements and many commentators have recognized the important protections that such agreements provide to shareholders against coercive and abusive takeover tactics. Several days later, Mr. Chopra abandoned and withdrew his request for temporary restraints against the Shareholder Rights Protection Agreement.

                  Effective January 24, 2000, a new SEC rule altered the legal standards for the solicitation of shareholders prior to the filing of a proxy statement. Among other things, the new SEC rule permits parties soliciting a public company's shareholders, including the public company itself, to make certain prescribed solicitations to those shareholders prior to filing a proxy statement. This pre-filing solicitation was prohibited under prior law, except in certain limited circumstances. Mr. Chopra filed solicitation materials with the SEC on January 27, 2000 and on February 3, 2000 under this new rule. In view of this new rule and Mr. Chopra's filings, Vestcom withdrew its application for temporary restraints against Mr. Chopra.

                  The Company continues to believe, based on conversations with several of its Board members and various other Vestcom shareholders, that prior to the effective date of the SEC's new rule Mr. Chopra illegally solicited Vestcom shareholders, although the Court has not made such a finding or determination to date. Vestcom continues to seek a remedy for Mr. Chopra's alleged violations of the federal securities laws, including (i) the invalidation of any proxies or consents obtained by Mr. Chopra and (ii) the dissemination of a corrective disclosure to all Vestcom shareholders.

                  The litigation remains pending. On February 22, 2000, Mr. Chopra filed (i) a motion to dismiss Vestcom's claims and (ii) a motion for summary judgment in favor of his claims regarding the Shareholder Rights Protection Agreement. Vestcom filed papers opposing both motions, and those motions remain pending and have not yet been decided by the Court. On April 19, 2000, the Company's Board adopted certain amendments to its Shareholder Rights Protection Agreement which we believe render moot Mr. Chopra's challenge to that Agreement, as that challenge is largely premised upon the now-eliminated continuing director provision. See "Improving Shareholder Value." We intend to continue pursuing this litigation in order to assure that any contest for control of Vestcom is conducted in accordance with applicable law.

                        PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the SEC, each member of the Vestcom Board and each executive officer of Vestcom may be deemed to be a "participant" in Vestcom's solicitation of proxies. In the event each of these persons is deemed a "participant", and without acknowledging that any such person is a "participant", we furnish the following information. Except as set forth below, the principal business addresses of each director and executive officer are 5 Henderson Drive, West Caldwell, New Jersey 07006. The principal occupation of each director and executive officer is set forth in this proxy statement under the sections entitled "Proposal 1 - Election of Directors" and "Executive Compensation - Summary of Cash and Certain Other Compensation", respectively. Information about the present ownership by directors and executive officers and any of their respective "associates" of Vestcom Common Stock is set forth under the section entitled "Security Ownership of Management." Information about related party transactions involving directors and executive officers can be found under the sections entitled "Certain Transactions" and "Executive Compensation - Employment Agreements". No director or executive officer has been convicted in a criminal proceeding during the past ten years. Except as otherwise set forth in this proxy statement, none of the directors or executive officers or any of their respective "associates" has any arrangement or understanding with any person with respect to future employment or future transactions with Vestcom.

                  Stephen R. Bova               Robert J. Levenson
                  President and COO             Managing Member
                  Staffmark, Inc.               Lenox Capital Group, L.L.C.
                  234 E. Millsap Road           One Mack Centre Drive
                  Fayetteville, AR 72703        Paramus, NJ  07652

                  Leonard J. Fassler            Richard D. White
                  Co-Chairman                   Managing Director
                  Interliant, Inc.              CIBC Capital Partners
                  2 Manhattanville Road         425 Lexington Avenue, 9th Floor
                  Purchase, NY 10577            New York, NY 10017

                  Fred S. Lafer
                  President
                  c/o Taub Foundation
                  300 Frank W. Burr Blvd.
                  Teaneck, NJ 07666

         The Company's directors and current executive officers made the following purchases and sales of Vestcom Common Stock during the two years prior to the date of this proxy statement.

Name                                   Date                          No. of Shares        Purchase/Sale
----                                   ----                          -------------        -------------
Stephen R. Bova:
                                       May 22, 1998                       3,000           Purchase
                                       June 3, 1998                         700           Purchase
                                       June 4, 1998                       1,000           Purchase
                                       June 5, 1998                       1,000           Purchase
                                       June 11, 1998                      1,000           Purchase
                                       June 12, 1998                      2,000           Purchase
                                       June 15, 1998                      2,300           Purchase
                                       June 18, 1998                      5,000           Purchase
                                       July 6, 1998                      16,100           Purchase
                                       February 25, 2000                 11,300           Purchase
Joel Cartun:
                                       June 23, 1998                      1,000           Purchase
                                       June 24, 1998                      3,000           Purchase
                                       December 3, 1998                     500           Purchase
                                       December 7, 1998                     500           Purchase
                                       December 11, 1998                  1,000           Purchase
                                       March 5, 1999                      1,500           Purchase
                                       March 9, 1999                      2,500           Purchase
                                       March 10, 1999                     2,000           Purchase
                                       March 11, 1999                     1,000           Purchase
                                       August 26, 1999                    3,500           Purchase
                                       September 8, 1999                  5,000           Purchase
                                       September 30, 1999                 5,500           Purchase
                                       March 1, 2000                      3,000           Purchase
                                       March 2, 2000                      1,000           Purchase
                                       March 3, 2000                      3,000           Purchase
Sheryl Bernstein Cilenti:
                                       June 19, 1998                      1,000           Purchase
Michael D. Helfand:
                                       November 16, 1999                  1,000           Purchase
                                       February 29, 2000                  1,000           Purchase
                                       March 3, 2000                      1,000           Purchase
Brendan Keating:
                                       June 12, 1998                      1,000           Purchase
                                       December 4, 1998                   1,000           Purchase
                                       December 8, 1998                   1,000           Purchase
                                       December 10, 1998                  1,000           Purchase
                                       December 14, 1998                  1,000           Purchase
                                       November 18, 1999                  3,000           Purchase
                                       February 29, 2000                  1,000           Purchase
                                       March 1, 2000                      2,000           Purchase
Fred S. Lafer:
                                       September 10, 1999                 5,000           Purchase
Robert J. Levenson:
                                       November 30, 1999                  2,000           Sale

         Neither Leonard J. Fassler nor Richard D. White purchased or sold any shares of Vestcom during the two year period preceding the date of this proxy statement.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has been selected as the Company's independent accountants for 2000. Arthur Andersen LLP has served as the Company's independent accountants since Vestcom's incorporation in September 1996. Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the shareholders.

                                  OTHER MATTERS

         At the time that this proxy statement was mailed to shareholders, management was not aware that any matter other than the election of directors and the By-law Amendment Proposals would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

         If a shareholder intends to present a proposal at the 2001 Annual Meeting of Shareholders, the proposal must be received by the Company in writing no later than January 12, 2001 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for next year's meeting, and by March 28, 2001 in order for the proposal to be considered at next year's Annual Meeting (but not included in the proxy statement for such meeting).

                                   By Order of the Board of Directors


                                   Sheryl Bernstein Cilenti, Secretary

Dated:  May 12, 2000

         A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

         This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of the Company's management and Board of Directors, as well as assumptions made by and information currently available to the Company's management and Board of Directors. Such statements reflect the current views of the Company or the Board of Directors with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

                  Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: the ability of the Company to execute and manage its renewed profitability and growth strategy, the results of the Company's investment spending, the ability to effectively consolidate and integrate its production facilities and functions as part of the Company's integration program, the ability to realize reduced overhead costs, increased production capacity and operating efficiencies, improved financial results, operational synergies and enhanced services at the newly consolidated facilities, the ability of the Company to execute and manage its renewed profitability and growth strategy, acceptance of the Company's products and services, including Internet-related services, in the marketplace, the entrance of new competitors into the marketplace, the ability to attract and retain key customers, the ability to positively modify its revenue mix, variations in quarterly results and the sufficiency of the Company's working capital, and other factors which are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Vestcom uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Vestcom is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    IMPORTANT


1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by TimeTrust.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" the Board of Directors' nominees and "AGAINST" each of the By-law Amendment Proposals.

3. If you have any questions or need assistance in voting your shares, please call toll free:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009

                                     Annex A

                              TimeTrust's Proposals


PROPOSAL 2: BY-LAW AMENDMENT SETTING NUMBER OF DIRECTORS AT SEVEN

         Section 3.2 of Article III of the Vestcom by-laws is amended to read as follows:

                  "The number of Directors constituting the whole Board shall be seven."

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL 3: BY-LAW AMENDMENT PERMITTING SHAREHOLDERS TO FILL VACANCIES ON VESTCOM BOARD

         Article 3.7 of Article III of the Vestcom by-laws is amended to read as follows:

                  "Subject to the last sentence of this Section, any vacancy or vacancies which may occur among the Directors through death, resignation, disqualification or for any other cause, shall be filled by a majority of the remaining Directors, though less than a quorum, or by the remaining Director, and the Directors so chosen shall hold office until the next annual election and until their respective successors shall be duly elected and shall have qualified, unless sooner displaced as provided by the laws of the State of New Jersey. Newly created directorships resulting from an increase in the number of Directors shall be filled in the same manner. Notwithstanding anything in the foregoing, any vacancies resulting from the removal of a director or directors by the shareholders through shareholder action without a meeting shall be filled only by the affirmative vote of the majority of the issued and outstanding shares of the stock of the Corporation entitled to vote."

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL 4: REPEAL OF BY-LAWS ADOPTED AFTER DECEMBER 16, 1999 AND BEFORE THE EFFECTIVENESS OF TIMETRUST'S PROPOSALS AND THE SEATING OF THE NOMINEES.

                  "Resolved, that each provision of the by-laws of Vestcom International, Inc. adopted after December 16, 1999 and before the effective time of any of the Proposals of the Proponents as set forth in their Proxy Statement dated May 12, 2000, are hereby repealed ab initio.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                           VESTCOM INTERNATIONAL, INC.
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

                                  June 14, 2000

         The undersigned hereby appoints Joel Cartun, Brendan Keating and Michael D. Helfand, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on June 14, 2000, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

         The Board of Directors recommends a vote "FOR" the Board's nominees for Director.

         1.       Election of the Board's nominees for Director.

  / / FOR ALL NOMINEES LISTED BELOW    / /  WITHHOLD AUTHORITY TO VOTE FOR ALL
                                            NOMINEES LISTED BELOW

  Nominees: Joel Cartun, Stephen R. Bova, Leonard J. Fassler, Brendan Keating,
            Fred S. Lafer, Robert J. Levenson and Richard D. White.

         INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

--------------------------------------------------------------------------------

         The Board of Directors recommends a vote "AGAINST" Proposals 2, 3 and
4.

         2. Approval of by-law amendment to set the number of directors at seven.

              FOR     / /              AGAINST  / /          ABSTAIN   / /


         3. Approval of by-law amendment to permit shareholders to fill vacancies on Vestcom's Board of Directors.


              FOR     / /              AGAINST  / /          ABSTAIN   / /


         4. Approval of by-law amendment to repeal any amendment to Vestcom's by-laws adopted after December 16, 1999.


              FOR     / /              AGAINST  / /          ABSTAIN   / /


         5. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES AND AGAINST PROPOSALS 2, 3 and 4.


                                              Dated:  _________________, 2000


                                              Signed:

                                              -------------------------------

                                              -------------------------------


Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.




                                      -2-